Exhibit 99.1

Innovative Industrial Properties to Acquire Arizona Property and Enter Into Long-Term Lease with The Pharm

The Company Expects to Invest Up to $18 Million in the 350,000+ Square Foot Medical-Use Cannabis Cultivation Facility

SAN DIEGO, CA – November 28, 2017 – Innovative Industrial Properties, Inc. (the "Company") (NYSE: IIPR), the leading provider of creative real estate capital solutions to the medical-use cannabis industry, announced today that it has executed an agreement to purchase a property in Arizona comprised of over 350,000 square feet of greenhouse and industrial space in a sale-leaseback transaction with a subsidiary of The Pharm, LLC ("The Pharm"). Concurrent with the closing of the purchase, the Company expects to enter into a long-term, triple-net lease agreement with The Pharm subsidiary, which intends to continue to use the facility for medical cannabis cultivation. The Pharm is led by a senior management team that brings decades of collective experience and a proven track record in the medical-use cannabis, agriculture, food and beverage, finance and e-commerce industries.

The purchase price for the property is $15 million. The Pharm subsidiary, as tenant, is also expected to make certain tenant improvements at the property after the closing of the transaction, for which the Company has agreed to provide reimbursement of up to $3 million. Assuming full payment of the tenant improvement allowance, the Company's total investment in the property will be $18 million.

The initial term of the lease is 15 years, with two options to extend the term for two additional five-year periods. The lease provides for an initial annualized aggregate base rent of $2,520,000, or 14% of the sum of the purchase price and the tenant improvements made available to the tenant, subject to an initial partial rent abatement. The aggregate base rent is subject to 3.25% annual increases during the term of the lease, and The Pharm subsidiary is also responsible for paying the Company a property management fee equal to 1.5% of the then-existing base rent.

"The Pharm is pleased to enter into a long term partnership with Innovative Industrial Properties through a real estate sale-leaseback transaction that will help capitalize our plans for national expansion.  Innovative Industrial Properties' flexible, long term capital solutions have enabled The Pharm to unlock the equity it had invested in real estate to be redeployed back into our core business, where we expect to generate higher returns," said Mr. Randy Smith, Founder and Chief Executive Officer of The Pharm.

"The Pharm's team brings together decades of management and business execution success, and we believe they are very well-positioned to continue their strong growth in the Arizona medical-use cannabis market, which as of October 2017 had nearly 150,000 registered patients being treated for numerous qualifying medical conditions, including chronic pain," said Paul Smithers, President and Chief Executive Officer. "We are excited to have The Pharm as a new tenant and to support their real estate and capital needs as they continue their expansion in the Arizona market and beyond."

The transaction is expected to close in the fourth quarter 2017. The transaction is subject to the Company's continued diligence and customary closing conditions, and the Company cannot provide assurances that it will close on the transaction on the terms described herein, or at all.

About The Pharm

The Pharm is one of the largest wholesalers of medical grade cannabis in the state of Arizona and serves 40 of Arizona's 99 retail dispensaries.  The Pharm is focused on cultivating the highest quality, organically grown cannabis and cannabis-based derivative products tailored for the treatment of specified medical conditions. The company's products, with the retail trade brand "Sunday Goods", are available to state-licensed patients in both dispensaries and online through the company's e-commerce platform https://shop.sundaygoods.com/.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Innovative Industrial Properties, Inc. intends to elect to be taxed as a real estate investment trust. Additional information is available at www.innovativeindustrialproperties.com.

Innovative Industrial Properties Forward-Looking Statements

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding the purchase and lease of the Arizona property and the terms thereof, are forward-looking statements. When used in this press release, words such as we "expect," "intend," "plan," "estimate," "anticipate," "believe" or "should" or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Catherine Hastings

Chief Financial Officer, Chief Accounting Officer and Treasurer

Innovative Industrial Properties, Inc.

(858) 997-3332